Exhibit 99.1
CONSOL Energy Announces Results for the Fourth Quarter 2017

CANONSBURG, PA (February 6, 2018) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights

Highlights of the CEIX fourth quarter 20171 results include:

•	Net loss of $(24.6) million, which includes a $58.6 million non-cash charge due to tax reform;

•	Became an independent publicly traded low-cost producer and exporter of coal through spin-off on November 28, 2017;

•	Announced Board approval of $50 million share and notes repurchase plan through June 30, 2019;

•	Record annual throughput of 14.3 million tons through the CONSOL Marine Terminal in 2017;

•	Adjusted EBITDA[2] of $119.0 million;

•	Achieved record annual coal production of 26.1 million tons in 2017;

•	Annual sales volume grew 6% compared to the year-ago period;

•	Average revenue per ton grew 5% compared to the year-ago period.

Management Comments

“The fourth quarter of 2017 marked an important milestone in the history of our company,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “We became an independent publicly traded company when CNX Resources Corporation completed the separation of its gas exploration and production business and its coal business into two public companies on November 28, 2017. Our new company is a pure-play coal company trading on the New York Stock Exchange under the ticker CEIX and combines a world-class coal mining complex located in Pennsylvania, a strategic coal export terminal and an abundance of undeveloped reserves. Although we are a new public company, our legacy of high productivity, safety and compliance go back 150+ years when the energy industry in the US was in nascent stage. Today, our assets are not only top-tier coal assets, but they can also compete very effectively against natural gas. Over the past several years, we have adjusted our cost structure to improve our competitiveness in a changing energy landscape and positioned ourselves to take advantage of evolving opportunities, such as the recent rebound in export thermal markets, the international demand for crossover metallurgical coal, and the uptick in power markets that has been observed so far this winter. Our near term priorities are consistent operational performance to generate free cash flow and deploy it towards deleveraging our balance sheet, share repurchases, and opportunistic growth, with the ultimate goal of boosting returns to shareholders.”

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our Sales and Marketing team sold 6.2 million tons of coal during the quarter, bringing full-year (FY) 2017 sales of PAMC coal to 26.1 million tons. This represented PAMC’s second consecutive year of sales volume growth, an increase of 6% from 2016 and 14% from 2015. We achieved this growth in spite of mild peak season weather earlier in 2017, as well as geological, permitting, and logistical challenges that we expect to ease going forward and provide us with additional volume in 2018. FY 2017 average revenue per ton was up 5% versus FY 2016, driven largely by improved market conditions and pricing in the thermal and crossover metallurgical export markets we serve.

The fourth quarter of 2017 saw continued strengthening trends in both the domestic and export markets. On the domestic front, PJM West day-ahead power prices averaged almost $3.50/MWh, or 12%, higher during the fourth quarter than during the third quarter, driving an uptick in average revenue per ton under our netback contracts. Overall, our domestic average revenue per ton was up by more than 5% compared to the third quarter, and by nearly 4% versus the year-ago quarter. More importantly, power plants have continued to exercise discipline in managing their coal inventory levels. The latest report from the U.S. Energy Information Administration shows that power plant coal stockpiles were down by approximately 27 million tons (or about 16%) at the end of November 2017 compared to the end of November 2016, and many of our top domestic customers in the Northern Appalachian (NAPP) rail market reported coal inventories below target levels as of the end of January 2018. We believe that these more balanced inventory levels will help improve domestic coal demand in 2018.

Export average revenue per ton sold in the fourth quarter of 2017 was improved by an even greater amount than domestic average revenue per ton sold, when compared with the trailing and year-ago quarters, as demand and pricing remained strong in both the thermal and metallurgical coal markets. This strength has been driven by a number of factors, perhaps the most noteworthy during the fourth quarter being low coal stockpiles and restrictions on pet coke in India, which helped to drive an increase in demand for NAPP coal in particular. Continued pull from Asia has taken some traditional supply away from the Atlantic market as well, and helped to bolster further gains in Atlantic seaborne pricing, with the prompt month API 2 index pricing (for thermal coal delivered into northern Europe) averaging 8% higher during the fourth quarter compared to the third quarter.

Contracting Progress Through 2020

We capitalized on the uptick in demand and pricing for NAPP coal in 2017 to carry out significant portfolio building for future years. We are now greater than 95% contracted for 2018, 70% contracted for 2019, and 24% contracted for 2020 assuming an annual production rate of approximately 27 million tons going forward. This contracted position includes a mix of sales to our top domestic customers, to the export thermal market, and to the export metallurgical market, maintaining our diversified market exposure and providing a solid revenue base for meeting our financial objectives.

Against the strong export backdrop highlighted before, we succeeded in concluding a multi-year contract for a significant piece of our coal export sales volume for the second quarter of 2018 through the first quarter of 2020. The newly contracted export volumes consist of approximately 70% thermal coal and 30% crossover metallurgical coal sales. Approximately 50% of this volume is already priced, and the remaining 50% is contracted and collared. The contract not only demonstrates the global attractiveness of our high-quality and versatile coal assets but also highlights our ability to monetize the logistical synergies of our assets across the supply chain.

PAMC Operations Review

On the operational front, the PAMC achieved a record production of 26.1 million tons in 2017 compared to 24.7 million tons in 2016 and surpassing the previous record set in 2014. Furthermore, our Harvey mine produced a record-setting 4.8 million tons of coal in 2017, surpassing its previous high mark set in 2015. The overall performance at PAMC is even more encouraging when you consider that our Enlow Fork mine experienced challenging geological conditions for the better part of the second half of 2017, and one of the Bailey longwalls was idled for one month due to the permit issue we disclosed in September.

The PAMC produced and sold 6.2 million tons during the fourth quarter of 2017, compared to 7.1 million tons in the year-ago quarter. The reduced production compared to the year-ago period was primarily driven by planned longwall moves, the previously disclosed permitting issue at Bailey, inconsistent mining conditions at Enlow Fork and rail/logistics issues during the month of December. Although total coal revenue decreased by $32.9 million to $288.3 million, our operating and other costs improved by $41.3 million to $170.7 million versus the fourth quarter of 2016. Average cash margin per ton sold2 for the fourth quarter of 2017 expanded by $2.21, or 13%, to $19.06 per ton compared to the year-ago period, driven by higher average revenue per ton and lower cash cost of coal sold. Our average revenue per ton increased to $46.36 from $45.05 in the year-ago quarter due largely to higher average revenue per ton on export shipments and higher netback prices on certain contracts compared to the year-ago period. Our cash cost of coal sold per ton2 was improved versus the year-ago quarter due to reduced subsidence expense and lower power/utility-related spending.

		Three Months Ended
		December 31, 2017	December 31, 2016

Coal Production	million tons	6.2	7.1
Coal Sales	million tons	6.2	7.1
Average Revenue Per Ton	per ton	$46.36	$45.05
Average Cash Costs of Coal Sold	per ton	$27.30	$28.20
Average Cash Margin Per Ton Sold	per ton	$19.06	$16.85

CONSOL Marine Terminal Review

Taking advantage of the improvement in the export markets, we exported a record 8.3 million tons of PAMC coal in 2017, compared to 5.4 million tons in 2016. These favorable export conditions benefited not only PAMC, but also our wholly-owned CONSOL Marine Terminal in Baltimore. The terminal exported 4.1 million tons of thermal, metallurgical, and anthracite coal in the fourth quarter for PAMC and third-parties, bringing its annual total for 2017 to a record 14.3 million tons. This represents an improvement of 77% versus 2016, and was driven by both our own export sales volume growth and by our push to maximize the capacity of the terminal through third-party business. For the full year ended December 31, 2017, terminal revenue and operating and other costs of CONSOL Marine Terminal were $60.1 million and $20.5 million compared to $31.5 million and $18.0 million in the year-ago period.

Reduction in Legacy Liabilities

Over the last few years, our Employee Benefits group has actively managed our legacy liabilities. Despite falling discount rates and a $44.0 million increase in our Coal Workers' Pneumoconiosis liability, our overall legacy liability decreased $113.9 million from December 31, 2016 to December 31, 2017. Our Employee Benefits group has made certain purely administrative changes in the way we deliver medical and prescription drug benefits to Medicare-eligible retirees covered under OPEB that have resulted in a reduction in benefits cost without impacting the level of benefits delivered to the beneficiaries. Our OPEB liability was reduced to $591.6 million on December 31, 2017 from $700.1 million on December 31, 2016. These changes are also expected to reduce our annual cash spend by approximately $3 million. The administrative changes include a move to become self-insured on the prescription drug side to take full advantage of subsidies/rebates offered under Medicare and a move to become fully-insured on the medical side to take advantage of economies of scale by being included in our insurance provider’s larger pool. We continue to proactively review the administration and structure of our retiree healthcare coverage as changes occur within Medicare and the healthcare industry as a whole. The covered employees and retirees continue to enjoy excellent healthcare coverage.
Benefits under New Tax Law

On December 22, 2017, the President of the United States signed the "Tax Cuts and Jobs Act of 2017", Public Law no. 115-97. This Act is comprehensive tax legislation that, among other things, reduces the U.S. corporate income tax rate from 35% to 21% and eliminates the Corporate Alternative Minimum Tax for tax years beginning after December 31, 2017. As a result of this act, the Company recognized a one-time non-cash expense of approximately $59 million primarily due to the remeasurement of the deferred tax asset at the lower rate. We anticipate an annual effective tax rate in the range of 10% to 15% starting with the tax year beginning January 1, 2018.

Monetizing Non-core Assets

Our asset monetization program is currently focused on bringing some of the value forward from approximately 1.6 billion tons of undeveloped reserves in our portfolio of assets. To that extent, during the fourth quarter of 2017, we were able to monetize approximately 45 million tons of reserves in the Illinois Basin. We received a $6 million cash payment during the fourth quarter. Furthermore, we expect to receive additional payments linked to the revenue generated as the associated coal is mined over the next several years. The management team continues to seek additional opportunities to bring the value of our undeveloped reserves forward.
2018 Guidance and Outlook
Based on our current contracted position, coal market outlook and production forecasts, we are providing the following financial and operating performance targets for 2018:

•	Coal Sales Volumes (100% PAMC) - 26.2-27.2 million tons

•	Average revenue per ton sold - $45.75-$47.50

•	Terminal throughput volume - 11-15 million tons

•	Cash cost of coal sold per ton[3] - $29.50-$30.75

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $330-$410 million

•	Effective tax rate - 10-15%

•	Capital expenditures (incl. 100% PAMC) - $125-$145 million

Availability of Additional Information
In conjunction with this earnings release, we have made available additional information on a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website www.consolenergy.com.

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2"Adjusted EBITDA" is a non-GAAP financial measure and "Cash cost of coal sold per ton, "Average cash margin per ton sold", & "Cost of coal sold per ton" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.
CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~735 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,
	2017	2016
Total Costs and Expenses	$312,517	$340,647
Freight Expense	(21,845)	(12,519)
Selling, General and Administrative Costs	(25,008)	(19,850)
Interest Expense	(14,270)	(4,075)
Other Costs (Non-Mining)	(34,750)	(52,673)
Depreciation, Depletion and Amortization (Non-Mining)	(8,111)	(9,842)
Cost of Coal Sold	$208,533	$241,688
Depreciation, Depletion and Amortization (Mining)	(38,977)	(40,454)
Cash Cost of Coal Sold	$169,556	$201,234

The following table presents a reconciliation of average cash margin per ton for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,
	2017	2016
Total Coal Revenue	$288,254	$321,171
Operating and Other Costs	204,306	253,907
Less: Other Costs (Non-Mining)	(34,750)	(52,673)
Total Cash Cost of Coal Sold	169,556	201,234
Depreciation, Depletion and Amortization	47,088	50,296
Less: Depreciation, Depletion and Amortization (Non-Mining)	(8,111)	(9,842)
Total Cost of Coal Sold	$208,533	$241,688
Total Tons Sold (in millions)	6.2	7.1
Average Revenue per Ton Sold	$46.36	$45.05
Average Cash cost per Ton Sold	27.30	28.20
Depreciation, Depletion and Amortization Costs per Ton Sold	6.24	5.70
Average Cost per Ton Sold	33.54	33.90
Average Margin per Ton Sold	12.82	11.15
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.24	5.70
Average Cash Margin per Ton Sold	$19.06	$16.85

The following table presents a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Three Months Ended December 31,
	2017	2017	2017	2016
Dollars in thousands	PA Mining Complex	Other	Total Company	Total Company
Net Income (Loss)	$56,958	$(81,598)	$(24,640)	$22,914

Add: Income Tax Expense	—	64,441	64,441	14,824
Add: Interest Expense	3,285	10,985	14,270	4,075
Less: Interest Income	—	(1,124)	(1,124)	(529)
Earnings (Loss) Before Interest & Taxes (EBIT)	60,243	(7,296)	52,947	41,284

Add: Depreciation, Depletion & Amortization	41,287	5,801	47,088	50,296

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$101,530	$(1,495)	$100,035	$91,580

Adjustments:
Pension Settlement	$—	$10,153	$10,153	$4,849
Stock/Unit-Based Compensation	5,493	1,518	7,011	4,554
Transaction Fees	106	1,651	1,757	—
Total Pre-tax Adjustments	5,599	13,322	18,921	9,403

Adjusted EBITDA	$107,129	$11,827	$118,956	$100,983

Less: Adjusted EBITDA Attributable to Noncontrolling Interest	10,557	—	10,557	10,465

Adjusted EBITDA Attributable to CONSOL Energy Shareholders	$96,572	$11,827	$108,399	$90,518

Free cash flow and organic free cash flow are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow and organic free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Net Cash Provided by Operations	$76,460	$158,683

Capital Expenditures	(30,403)	(10,939)
Organic Free Cash Flow	$46,057	$147,744

Free Cash Flow	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Net Cash Provided by Operating Activities	$76,460	$158,683

Capital Expenditures	(30,403)	(10,939)
Proceeds from Sales of Assets	6,661	2,816
Free Cash Flow	$52,718	$150,560

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: whether the operational, strategic and other benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; the effect of our affiliated company credit agreement on our cash flows; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; our inability to acquire additional coal reserves and other assets; our inability to control the timing of divestitures and whether they provide their anticipated benefits; the availability and reliability of transportation facilities and other systems, disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position because of the competitive nature of coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for coal; the risks inherent in coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, timing of completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our coal mining operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal operations; the effects of mine closing, reclamation and certain other liabilities; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; uncertainties in estimating our economically recoverable coal reserves; the outcomes of various legal proceedings, including those which are more fully described herein; exposure to employee-related long-term liabilities; failure by Murray Energy to satisfy liabilities it acquired from CNX Resources Corporation (“ParentCo”), or failure to perform its obligations under various arrangements, which ParentCo guaranteed and for which we have indemnification obligations to ParentCo; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; the majority of our common units in CONSOL Coal Resources LP are subordinated, and we may not receive distributions from such partnership; the potential failure to retain and attract skilled personnel of CEIX; the impact of the separation and the distribution and risks relating to CEIX's ability to operate effectively as an independent, publicly traded company, including various costs associated with operation, and any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements; unfavorable terms in our separation from ParentCo, related agreements and other transactions and CEIX’s agreement to provide certain indemnification to ParentCo following the separation; any failure of CEIX’s customers, prospective customers, suppliers or other companies with whom CEIX conducts business to be satisfied with CEIX’s financial stability, or CEIX’s failure to obtain any consents that may be required under existing contracts and other arrangements with third parties; a determination by the IRS that the distribution or certain related transactions should be treated as a taxable transaction; CEIX’s ability to engage in desirable strategic or capital-raising transactions after the separation; the existence of any actual or potential conflicts of interest of CEIX’s directors or officers because of their equity ownership in ParentCo following the separation and distribution; exposure to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements as a result of the separation and related transactions; uncertainty with respect to CEIX’s common stock, including as to whether an active trading market will develop for the CEIX’s common stock, potential stock price volatility and future dilution; the existence of certain anti-takeover provisions in our governance documents, which could prevent or delay an acquisition of CEIX and negatively impact the trading price of CEIX’s common stock; and other unforeseen factors.

The above list of factors is not exhaustive or necessarily in order of importance. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk Factors” in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investor:
Mitesh Thakkar, at (724) 485-3133, miteshthakkar@consolenergy.com

Media:
Zach Smith, at (724) 485-4017, zacherysmith@consolenergy.com

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue and Other Income:	(Unaudited)	(Unaudited)	(Unaudited)
Coal Revenue	$288,254	$321,171	$1,187,654	$1,065,582
Terminal Revenue	17,260	11,148	60,066	31,464
Freight Revenue	21,845	12,519	73,692	46,468
Miscellaneous Other Income	20,771	32,418	73,279	82,120
Gain on Sale of Assets	4,188	1,129	17,212	5,228
Total Revenue and Other Income	352,318	378,385	1,411,903	1,230,862
Costs and Expenses:
Operating and Other Costs	204,306	253,907	886,709	877,177
Depreciation, Depletion and Amortization	47,088	50,296	172,002	178,122
Freight Expense	21,845	12,519	73,692	46,468
Selling, General and Administrative Costs	25,008	19,850	83,605	50,027
Interest Expense	14,270	4,075	26,098	14,053
Total Costs And Expenses	312,517	340,647	1,242,106	1,165,847
Earnings Before Income Tax	39,801	37,738	169,797	65,015
Income Tax Expense	64,441	14,824	87,228	14,565
Net (Loss) Income	(24,640)	22,914	82,569	50,450
Less: Net Income Attributable to Noncontrolling Interest	4,373	4,413	14,940	8,954
Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(29,013)	$18,501	$67,629	$41,496

(Loss) Earnings Per Share
Total Basic (Loss) Earnings Per Share	$(1.04)	$0.66	$2.42	$1.48
Total Dilutive (Loss) Earnings Per Share	$(1.04)	$0.66	$2.40	$1.48

CONSOL ENERGY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)
Net Cash Provided by Operating Activities	$76,460	$158,683	$248,110	$329,107
Cash Flows from Investing Activities:
Capital Expenditures	(30,403)	(10,939)	(81,413)	(53,600)
Proceeds from Sales of Assets	6,661	2,816	24,582	7,842
Net Cash Used in Investing Activities	(23,742)	(8,123)	(56,831)	(45,758)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Miscellaneous Borrowings	(984)	728	(3,904)	431
Proceeds from Term Loan A	100,000	—	100,000	—
Proceeds from Term Loan B	392,147	—	392,147	—
Proceeds from Second Lien Notes	300,000	—	300,000	—
Net (Payments on) Proceeds from Revolver - MLP	(188,000)	(7,000)	(201,000)	16,000
Distributions to Noncontrolling Interest	(5,489)	(5,416)	(21,892)	(21,657)
Units/Shares Withheld for Taxes	(1,147)	—	(2,156)	—
Spin Distribution to CNX Resources	(425,000)	—	(425,000)	—
Other Parent Net Distributions	(41,659)	(131,488)	(156,502)	(270,969)
Debt Issuance and Financing Fees	(32,304)	(482)	(32,304)	(482)
Net Cash Provided by (Used in) Financing Activities	97,564	(143,658)	(50,611)	(276,677)
Net Increase in Cash and Cash Equivalents	150,282	6,902	140,668	6,672
Cash and Cash Equivalents at Beginning of Period	3,697	6,409	13,311	6,639
Cash and Cash Equivalents at End of Period	$153,979	$13,311	$153,979	$13,311